FOURTH AMENDMENT

to

MASTER SERVICES Agreement

Between

CAPITOL SERIES Trust

and

Ultimus FUND SOLUTIONS, LLC

This fourth amendment (the “Amendment”) revises the Master Services Agreement, dated December 21, 2016, between Capitol Series Trust (The “Trust”), and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company, and revises the Fund Accounting Addendum, Fund Administration Addendum, and the Fund Accounting Fee Letter each dated December 21, 2016, between the Trust and Ultimus (collectively, the “Parties”) on behalf of the Hedeker Strategic Appreciation Fund (the “Hedeker Fund”) (together referred to as the “Agreement”).

The Parties agree to amend the Fund Accounting Addendum to the Agreement to revise the services provided by Ultimus on behalf of the Hedeker Fund as described below. No other provisions of the Fund Accounting Addendum shall be modified, except as stated herein.

1.	Section 2.2(B) of the Fund Accounting Addendum is deleted and replaced with the following:

2.2	Other Information. Provide accounting information for the following:

(B)	the Trust’s reports with the SEC on Forms N-CEN, N-PORT and N-CSR;

The Parties agree to amend the Fund Administration Addendum to the Agreement to revise the services provided by Ultimus on behalf of the Hedeker Fund as described below. No other provisions of the Fund Administration Addendum shall be modified, except as stated herein.

2.	Section 1.5 of the Fund Administration Addendum is deleted and replaced with the following:

1.	Regulatory Reporting

Ultimus shall provide the Trust with regulatory reporting services, including:

1.5.	prepare and file with the SEC (i) the reports for the Trust on Forms N-CSR, N-CEN, N-PORT, N-PX and (ii) all required notices pursuant to Rule 24f-2 under the 1940 Act;

The Parties agree to amend the Fund Accounting Fee Letter to the Agreement to revise the fees paid to Ultimus on behalf of the Hedeker Fund as described below. No other provisions of the Fund Accounting Fee Letter shall be modified, except as stated herein.

3.	Section 1.4 shall become Section 1.5, and a new Section 1.4 shall be added to the Fund Accounting Fee Letter as set forth below:

1.4. Forms N-CEN and N-PORT:

The Trust or the Hedeker Fund agrees to pay Ultimus a one-time implementation fee of $[REDACTED] per fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Hedeker Fund’s fiscal year end and the second payment due 60 days prior to the Funds’ compliance date for Form N-PORT. In addition, the Trust or Hedeker Fund agrees to pay Ultimus an annual fee, beginning on the compliance date for Form N-PORT, as follows:

	Number of Securities	Annual Fee per fund
Equity Funds*	Less than 11	$[] plus out of pocket charges
	11 to 500	$[] plus out of pocket charges
	501 to 2,000	$[] plus out of pocket charges
	Over 2,000	TBD
Fixed Income Funds	Less than 500	$[] plus out of pocket charges
	501 to 1,000	$[] plus out of pocket charges
	Over 1,000	TBD

*	Equity Fund is defined as any fund that has less than 25% debt exposure over the previous three-month period.

4.	Section 4 (Out-of-Pocket Expenses) of the Fund Accounting Fee Letter is deleted in its entirety and replaced with the following:

4.	Out-of-Pocket Expenses

In addition to the above fees, the Trust or the Hedeker Fund will reimburse Ultimus for, or pay directly, certain out-of-pocket expenses incurred on the Hedeker Fund’s behalf, including but not limited to, the following:

4.1	The costs of the daily portfolio-price-quotation services;

4.2	Performance reporting services;
4.3	Typesetting and printing of public documents;
4.4	Fees and expenses of other vendors and providers; and
4.5	Effective on June 1, 2018, the Trust or the Hedeker Fund agrees to reimburse Ultimus for any out-of-pocket expenses related to the preparation and filing of Forms N-PORT and N-CEN and to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

The Parties have duly executed this Amendment as of June 14, 2018.

	Capitol Series Trust On behalf of the Hedeker Strategic Appreciation Fund listed on Exhibit A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Dina Tantra	By:	/s/ Gary Tenkman
Name:	Dina Tantra	Name:	Gary Tenkman
Title:	President	Title:	Managing Director

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